As filed with the Securities and Exchange Commission on August 13, 2007
Registration No. 333-31350

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUANTIVE, INC.
(Exact name of Registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	91-1819567 (I.R.S. Employer Identification No.)
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Linda Schoemaker
(Senior Vice President and General Counsel)
aQuantive, Inc.
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
David McShea
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

EXPLANATORY STATEMENT
     On February 29, 2000, aQuantive, Inc. (the “Company”) filed with the United States Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-31350) (the “Registration Statement”), which registered up to 1,130,882 shares of its Common Stock, par value $0.01 per share (the “Company Common Stock”) issuable under the terms of the Avenue A, Inc. 2000 Stock Incentive Compensation Plan, 8,509,158 shares of Company Common Stock issuable under the terms of the Avenue A, Inc. Restated 1998 Stock Incentive Compensation Plan, 1,200,000 shares of Company Common Stock issuable under Nonqualified Stock Option Letter Agreements, 5,250,000 shares of Company Common Stock issuable under the Avenue A, Inc. 1999 Employee Stock Purchase Plan, and 26,253,900 shares of Company Common Stock issuable under the Avenue A, Inc. Restated 1999 Stock Incentive Compensation Plan.
     On May 17, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Microsoft Corporation (“Microsoft”) and Arrow Acquisition Company, a wholly owned subsidiary of Microsoft. Pursuant to the terms of the Merger Agreement, Arrow Acquisition Company would merge into the Company, and as a result the Company would become 100% owned by Microsoft (the “Merger”).
     On August 9, 2007, the Company held a special meeting of shareholders at which the Company’s shareholders approved the Merger Agreement. The Merger became effective on August 10, 2007 (the “Effective Date”), upon the filing of the Articles of Merger with the Secretary of State of the State of Washington.
     The offering contemplated by the Registration Statement has terminated. Pursuant to the undertakings contained in Part II, Item 9 of the Registration Statement, the Company is removing from registration, by means of a post-effective amendment to the Registration Statement (the “Post-Effective Amendment No. 1”), any securities registered under the Registration Statement which remained unsold at the termination of the offering.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 10, 2007.

AQUANTIVE, INC.
By:	/S/ BRIAN P. MCANDREWS
	Name:	Brian P. McAndrews
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of August, 2007.

Signature	Title

/S/ BRIAN P. MCANDREWS	President, Chief Executive Officer and Director
Brian P. McAndrews	(Principal Executive Officer)

/S/ M. WAYNE WISEHART	Chief Financial Officer (Principal Financial and
M. Wayne Wisehart	Accounting Officer)

/S/ NICOLAS J. HANAUER	Chairman of the Board
Nicolas J. Hanauer

/S/ RICHARD P. FOX	Director
Richard P. Fox

/S/ JACK SANSOLO	Director
Jack Sansolo

/S/ MICHAEL B. SLADE	Director
Michael B. Slade

/S/ LINDA J. SRERE	Director
Linda J. Srere

/S/ JAYNIE M. STUDENMUND	Director
Jaynie M. Studenmund

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